EXHIBIT 99.2
MINRAD International, Inc. Announces $40.0 Million Private Placement
Orchard Park, NY (May 5, 2008) MINRAD International, Inc. (AMEX: BUF) today announced that it has entered into agreements to issue and sell an aggregate of $40.0 million of senior secured convertible notes with a group of institutional accredited investors in a private placement. The notes pay an 8% coupon, have a 3 year maturity and a conversion price of $2.65 a share. The aggregate net proceeds of the notes, after deducting the placement agents’ fees and estimated offering expenses payable by MINRAD, are expected to be approximately $ 36.7 million. The Company plans to use the net proceeds of the financing to retire its obligations under its current $15.0 million senior notes with Laminar Direct Capital L.P. and for working capital and general corporate purposes. Lehman Brothers served as placement agent for MINRAD in the transaction.
The securities offered in the private placement were not registered under the Securities Act of 1933, as amended (the “Act”) or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act and applicable state securities laws. Pursuant to the purchase agreements with the investors, the Company will file a registration statement with the U.S. Securities and Exchange Commission covering the resale of the shares of common stock issuable upon the conversion of the notes, subject to certain terms and conditions.
In connection with the private placement, the Company is reaffirming its previous guidance that revenue for the first quarter of 2008, which ended March 31, 2008, will be in the range of $11.5 to $12.0 million.

Contact:	Charles R. Trego, Jr., Chief Financial Officer
ctrego@minrad.com
(716) 855-1068
www.minrad.com
About the Company
MINRAD International, Inc. is an interventional pain management company with real-time image guidance, anesthesia and analgesia, conscious sedation product lines. The real-time image guidance products facilitate minimally invasive surgery especially for pain management and have broad applications in orthopedics, neurosurgery, and interventional radiology. These devices enable medical professionals to improve the accuracy of interventional procedures and reduce radiation exposure. MINRAD International also manufactures and markets generic inhalation anesthetics for use in connection with human and veterinary surgical procedures. The company is developing a drug/drug delivery system for conscious sedation, which, similar to nitrous oxide in dental surgery, provides a patient with pain relief without loss of consciousness. Additional information can be found at the company’s website, www.minrad.com.
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     The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Factors that may cause actual results to differ materially from those expressed or implied by its forward-looking statements include, but are not limited to, Minrad International’s limited operating history and business development associated with being a growth stage company; its dependence on key personnel; its need to attract and retain technical and managerial personnel; its ability to execute its business strategy; the intense competition it faces; its ability to protect its intellectual property and proprietary technologies; its exposure to product liability claims resulting from the use of its products; general economic and capital market conditions; financial conditions of its customers and their perception of its financial condition relative to that of its competitors; as well as those risks described under the heading “Risk Factors” of Minrad International’s Form 10-KSB/A, filed with the Securities and Exchange Commission on April 21, 2008. Although Minrad International, Inc. believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.
Source: MINRAD International, Inc.